EXHIBIT 8.1

LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation
RADCOM Equipment, Inc.	New Jersey
RADCOM Investments (1996) Ltd.	Israel
RADCOM do Brasil Comercio, Importacao E Exportacao Ltda.	Brazil